Exhibit 99.1
FLORIDA ROCK INDUSTRIES, INC.
PROXY SOLICITED BY BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS CALLED FOR ______________________, 2007
     The undersigned hereby appoints Edward L. Baker and John D. Baker II, or either of them, the attorneys, agents and proxies of the undersigned with full power of substitution to vote all the shares of common stock of Florida Rock Industries, Inc. which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at _________, Jacksonville, Florida on ______, 2007 at 9 o’clock in the morning local time, and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters below:
1.	The approval of the Agreement and Plan of Merger dated as of February 19, 2007, as amended on April 9, 2007, by and among Vulcan Materials Company, Florida Rock Industries, Inc., Virginia Holdco, Inc., Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc.

☐ FOR approval	☐ AGAINST approval	☐ ABSTAIN
2.	Approval of a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the first proposal.

☐ FOR approval	☐ AGAINST approval	☐ ABSTAIN
3.	To transact such other business as may properly come before the meeting or any adjournments thereof.
(Continued and to be signed on other side)

     Shares represented by properly executed and returned proxies will be voted at the meeting in accordance with the directions of the undersigned shareholder, or, if no directions are indicated, will be voted in favor of approval of the Agreement and Plan of Merger dated as of February 19, 2007 by and among Vulcan Materials Company, Florida Rock Industries, Inc., Virginia Holdco, Inc., Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc., in favor of the proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the first proposal, and, if any other matters properly come before the meeting, in accordance with the best judgment of the persons designated as proxies.
     The undersigned hereby revokes any proxy heretofore given with respect to said stock, acknowledges receipt of the Notice and the Proxy Statement/Prospectus for the meeting accompanying this proxy, each dated ______, 2007, and authorizes and confirms all that the said proxies or their substitutes, or any of them, may do by virtue hereof.

Dated:

Signature:

Signature if Held Jointly:

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IMPORTANT: Please date this proxy and sign exactly as your name or names appear(s) hereon. If the stock is held jointly, signatures should include both names. Personal representatives, trustees, guardians and others signing in a representative capacity should give full title. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person.
PLEASE RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE

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